For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	DG Public Relations
(561) 227-1386	(703) 864-6293

Chatham Lodging Trust Announces Fourth Quarter 2020 Results

Generated Positive Adjusted EBITDA in 2020, Balance Sheet Remains Strong

WEST PALM BEACH, Fla., February 24, 2021—Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Operating Results

•Portfolio Revenue Per Available Room (RevPAR) – All Chatham hotels have remained open throughout the pandemic. For the 39 comparable hotels owned as of December 31, 2020, RevPAR declined 60 percent to $47, compared to the 2019 fourth quarter. Average daily rate (ADR) decreased 34 percent to $104, and occupancy dropped 40 percent to 45 percent.
•Net Loss – Worsened $1.0 million to a loss of $(3.4) million for the 2020 fourth quarter, compared to the 2019 fourth quarter. Net loss per diluted share was $(0.07) versus net loss per diluted share of $(0.05) for the same period last year. During the quarter, Chatham recognized a gain of $21.1 million on the sale of the Residence Inn San Diego Mission Valley.
•GOP Margin – Generated positive GOP margins of 25 percent during the 2020 fourth quarter, compared to 42 percent in the 2019 fourth quarter.
•Adjusted EBITDA – Produced positive Adjusted EBITDA for the second consecutive quarter, generating Adjusted EBITDA of $0.2 million, versus $25.9 million in the 2019 fourth quarter.
•Adjusted FFO – Declined $24.0 million to $(8.7) million. Adjusted FFO per diluted share was $(0.18), compared to $0.32 in the 2019 fourth quarter.
•Cash Burn Before Capital Expenditures – Fourth quarter 2020 cash burn was $9.5 million versus $5.1 million in the third quarter and $12.8 million in the second quarter. Cash burn includes $2.3 million of principal amortization per quarter.

The following chart summarizes the consolidated financial results for the three and twelve months ended December 31, 2020 and 2019 based on all properties owned during those periods ($ in millions, except margin percentages and per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$(3.4)	$(2.4)	$(77.0)	$18.9
Diluted net income (loss) per common share	$(0.07)	$(0.05)	$(1.62)	$0.39
GOP Margin	24.9%	42.1%	32.2%	46.0%
Hotel EBITDA Margin	7.9%	33.9%	15.9%	38.3%
Adjusted EBITDA	$0.2	$25.9	$18.5	$131.0
AFFO	$(8.7)	$15.3	$(19.0)	$87.8
AFFO per diluted share	$(0.18)	$0.32	$(0.40)	$1.85
Dividends per share	$0.00	$0.33	$0.22	$1.32

The below chart summarizes key hotel financial statistics for the 39 comparable operating hotels owned as of December 31, 2020 (does not include hotels sold in 2019 and 2020):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
RevPAR	$47.3	$119.4	$57.7	$132.6
ADR	$104.2	$157.6	$119.9	$166.2
Occupancy	45.4%	75.8%	48.2%	79.8%
GOP Margin	25.4%	42.1%	31.7%	46.0%
Hotel EBITDA Margin	8.4%	34.0%	15.2%	38.4%

Fourth quarter 2020 RevPAR performance for Chatham’s six largest markets are presented below:

	Q4 2020 RevPAR	% Change vs. Q4 2019	Q3 2020 RevPAR	Q2 2020 RevPAR
Silicon Valley	$46	(71)%	$54	$38
San Diego	$74	(43)%	$88	$52
Washington D.C.	$39	(71)%	$51	$33
Coastal Maine and New Hampshire	$63	(53)%	$109	$25
Houston	$35	(58)%	$35	$18
Los Angeles	$79	(47)%	$89	$44

“Obviously, 2020 was the most challenging lodging environment in history,” commented Jeffrey H. Fisher, Chatham’s president and chief executive officer. "From owners and operators having to make very difficult decisions with respect to employees and how we serve our guests to significantly reducing or eliminating dividends to stress testing all facets of our business while seeing equity share prices plummet, to say things were tough would be an understatement. Since the outset of the pandemic, to preserve long-term shareholder value, we focused our efforts on the following:

•Maximizing hotel operating results through aggressive sales strategies and expense controls
•Minimizing cash burn through reducing headcount at the corporate and hotel levels, implementing temporary salary reductions and significantly cutting capital expenditures
•Improving liquidity through the opportunistic sale of hotels at non-discounted pricing
•Preserving balance sheet strength by maintaining flexibility and capacity on our credit facility and obtaining new financing on our hotel development.

“We were able to execute on these essential points, and for that, I am thankful to all of the employees of Chatham and Island for their above and beyond efforts during 2020,” Fisher stated. “Despite a global pandemic, we generated positive Adjusted EBITDA for the full year, we paid all debt service which includes principal amortization of $9 million, our net debt only increased $8 million and our leverage ratio slightly increased from 34 percent to 36 percent based on the ratio of the company’s net debt to hotel investments at cost.

“Operationally, Chatham continued to generate some of the best operating metrics of all lodging REITs during 2020, supporting our longstanding belief that our platform working alongside Island Hospitality is the best among lodging REITs. Examples of some incredible results in the midst of a global pandemic include:

•Produced the highest absolute RevPAR of any lodging REIT over the last three quarters of 2020
•Generated some of, if not the, highest operating margins of all lodging REITs in 2020
•Generated the second highest hotel EBITDA per room of all lodging REITs during the pandemic
•Gained significant market share throughout the pandemic with an average monthly RevPAR index of 136 over the last nine months of 2020, compared to an index of 118 in 2019, an increase of 15 percent
•Kept all hotels open, maximizing revenue, cash flow and allowing us to employ more people.

“Our outperformance is a testament to great portfolio attributes, high-quality, extended-stay hotels and premium-branded, select-service hotels in locations that generate room revenue from diverse demand sources. Chatham has the largest concentration of extended-stay rooms of all lodging REITs. For years, we have touted the benefits of a portfolio such as ours through all phases of a lodging cycle, and our performance over the past year certainly proves that. As COVID-19 vaccinations roll-out across the United States and the world, we expect travel to rebound meaningfully in the second half of the year and into 2022 and 2023, and we believe that we will reach cash flow breakeven levels sooner than most other lodging REITs,” Fisher concluded.

COVID-19 Hotel Operations Update

The below chart summarizes monthly RevPAR statistics by month for the company’s 39 comparable hotels:

	October	November	December	January
Occupancy – 2020/2021	52%	44%	40%	46%
ADR – 2020/2021	$108	$103	$101	$104
RevPAR – 2020/2021	$56	$45	$40	$47
RevPAR – 2019/2020	$145	$119	$95	$104
% Change in RevPAR	(61)%	(62)%	(58)%	(55)%
RevPAR Index	126	132	129	132

Approximately 80 percent of Chatham’s hotel EBITDA is generated from its Residence Inn and Homewood Suites hotels. Chatham has the highest concentration of extended-stay rooms of any public lodging REIT at 58 percent. Fourth quarter 2020 occupancy, ADR and RevPAR for each of the company’s major brands is presented below (number of hotels in parentheses) and based on the hotels owned as of December 31, 2020:

	Residence Inn (16)	Homewood Suites (7)	Courtyard (5)	Hilton Garden Inn (4)	Hampton Inns (3)
Occupancy - 2020	54%	47%	32%	30%	55%
ADR – 2020	$111	$87	$86	$118	$104
RevPAR – 2020	$60	$41	$28	$36	$57
RevPAR – 2019	$137	$108	$89	$123	$109
% Change in RevPAR	(56)%	(62)%	(69)%	(71)%	(48%)

The below chart summarizes key hotel operating performance measures per month during the 2020 fourth quarter and for the three months ended December 31, 2020. RevPAR is for the 40 comparable hotels for October and November and 39 comparable hotels for December. Gross operating profit is calculated as Hotel EBITDA plus property taxes, ground rent and insurance (in millions, except for RevPAR):

	October	November	December	Q4 2020
RevPAR – 2020	$56	$45	$40	$47
Gross operating profit	$3.9	$2.0	$1.2	$7.1
Hotel EBITDA	$1.9	$0.1	$0.3	$2.3

Sale of Mission Valley Hotel

In late November, Chatham completed the sale of the 192-room Residence by Marriott San Diego Mission Valley for $67 million, or approximately $349,000 per room, to the San Diego Housing Commission (SDHC). Proceeds from the sale were used to repay the $27 million mortgage on the hotel. After sales related expenses, including Marriott termination fees, remaining net proceeds of approximately $38 million were used to repay credit facility borrowings.

“As we have always strategized, we aim to be opportunistic with respect to acquisitions and dispositions, and this sale checks all the boxes for a successful transaction,” emphasized Dennis Craven, Chatham’s chief operating officer. “This was very attractive pricing as the price equates to an approximate 6.5 percent capitalization rate on 2019 net operating income. Using the proceeds to pay off a mortgage that was maturing in 2023, as well as a meaningful amount of our credit facility, significantly enhances the strength of our balance sheet and provides us with meaningful liquidity to weather the pandemic or be opportunistic with respect to acquiring hotels at a discount where we see substantial upside.”

Credit Facility Amendment

In December 2020, Chatham amended its credit facility. This amendment follows the previous amendment completed in May 2020.

Key terms of this amendment, which are applicable during the waiver period, are as follows:

•Waiver of key financial covenants through December 31, 2021.
◦Testing of covenants as of March 31, 2022.
•Continued full availability of entire $250 million credit facility, including the ability to use capacity under the credit facility to acquire hotels.
•Maintain applicable margin on borrowings at LIBOR plus 250 basis points if borrowings on the credit facility are under $200 million and LIBOR plus 300 basis points if borrowings are over $200 million.
•Maintain minimum liquidity of $25 million whether in cash or available capacity under the credit facility.
•Certain limitations on the incurrence of additional indebtedness.
•Common share dividends are allowed but limited to 100 percent of REIT taxable income, and any dividends paid would include a cash component no greater than the minimum percentage allowed under the Internal Revenue Code.

Participating lenders in the credit facility include Barclays Bank PLC, Regions Capital Markets, Citibank N.A., US Bank National Association, Wells Fargo Bank National Association, Bank of America N.A., Citizens Bank N.A. and BMO Harris Bank N.A.

“We deeply understand our responsibility to protect long-term value for our equity holders,” commented Jeremy Wegner, Chatham’s chief financial officer. “Through our strategic actions both at the hotel and corporate level, as well as with this amendment, we have further solidified our financial position which should propel Chatham to emerge from the pandemic healthier than many of our lodging REIT peers.”

COVID-19 Corporate Update

In addition to the hotel sale and the credit facility amendments, Chatham has taken aggressive corporate actions to mitigate the operating and financial impact of the COVID-19 (coronavirus) pandemic in an all-out effort to protect its balance sheet, preserve its liquidity and minimize cash burn. Some of the major steps include:

•Suspended its monthly dividend.
•Paying all scheduled debt service.
•Closed on a $40 million construction loan which fully funds the remaining capital expenditures on its development in the Warner Center submarket of Los Angeles.

•Significantly reduced its 2020 budgeted capital expenditures from $23 million to approximately $14 million, which included extensive renovations at two hotels.
•Temporarily reduced compensation for its executive officers, employees and Board of Trustees between 25 percent and 50 percent for the last nine months of 2020. Such reductions were significantly more than most lodging REITs.

The below chart summarizes key financial performance measures for the three months ended December 31, 2020. Corporate EBITDA is calculated as hotel EBITDA minus cash corporate general and administrative expenses and is before debt service and capital expenditures. Debt service includes interest expense and principal amortization on its secured debt (approximately $2.3 million per quarter and $9.0 million in 2020). Cash used before CAPEX is calculated as Corporate EBITDA less debt service. Amounts are in millions, except RevPAR. RevPAR is for the 40 comparable hotels for October and November and 39 comparable hotels for December.

	October	November	December	Q4 2020
RevPAR – 2020	$56	$45	$40	$47
Hotel EBITDA	$1.9	$0.1	$0.3	$2.3
Corporate EBITDA	$1.2	$(0.8)	$(0.4)	$0.0
Debt service	$(3.1)	$(3.3)	$(3.1)	$(9.5)
Cash used before CAPEX	$(1.9)	$(4.1)	$(3.5)	$(9.5)

Chatham has estimated liquidity of $136 million, including cash of approximately of $21 million, as of December 31, 2020, and remaining borrowing capacity on the credit facility of $115 million.

Hotel Investments

During the 2020 fourth quarter, the company substantially completed the renovation of the Residence Inn in Anaheim, Calif., including the addition of a new bar. The company commenced and completed two renovations during 2020. During 2020, Chatham’s capital expenditures were approximately $14.5 million on existing hotels, excluding the Warner Center development.

During 2021, Chatham expects capital expenditures of $6.3 million, excluding any spending related to the Warner Center development since the development is fully funded by a construction loan. Chatham does not intend to complete any renovations in 2021.

Hotel Under Development & Construction Loan Executed

Chatham is developing a hotel in the Warner Center submarket of Los Angeles, Calif., on a parcel of land owned by the company. The company expects the total development costs to be approximately $70 million, inclusive of land of $6.6 million. Including land, the company has incurred costs to date of approximately $43.7 million. Construction is ahead of the previously announced schedule, and the hotel is expected to open during the 2021 fourth quarter.

Capital Markets & Capital Structure

As of December 31, 2020, the company had net debt of $588.6 million (total consolidated debt less unrestricted cash), an increase of only $8.4 million from December 31, 2019. Total debt outstanding was $609.7 million at an average interest rate of 4.4 percent, comprised of $461.1 million of fixed-rate mortgage debt at an average interest rate of 4.7 percent, $135.3 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 3.1 percent interest rate and $13.3 million outstanding on the Warner Center construction loan, which carries a 7.75 percent interest rate.

Chatham’s leverage ratio was approximately 35.8 percent on December 31, 2020, based on the ratio of the company’s net debt to hotel investments at cost, which now excludes the investment in the Inland joint venture. The weighted average maturity date for Chatham’s fixed-rate debt is March 2024.

On a pro forma basis as of December 31, 2020, assuming the $250 million facility is fully drawn plus $474 million of outstanding secured debt, the company’s pro forma leverage would be 42.8 percent based on the ratio of the company’s pro forma net debt to hotel investments at cost.

Joint Venture Investments

On September 24, 2020, Colony Capital announced that it had entered into an agreement to sell six of its hospitality portfolios, including the Innkeepers joint venture, in a transaction with a gross equity sale price of $67.5 million. The Inland JV is not included in this proposed transaction. If the Innkeepers portfolio is sold, Chatham will receive a one-time payment of $2.8 million for its interest in the Innkeepers joint venture. The transaction is subject to closing conditions, including the assumption of debt by the purchaser.

Chatham’s investment in the Inland joint venture is fully impaired, and Chatham’s financial results no longer include its share of equity income or EBITDA from the Inland joint venture. Colony Capital and Chatham are fully cooperating with the receiver who is in full control of the portfolio.

The debt of the joint ventures is non-recourse to Chatham except for customary non-recourse carveout provisions such as fraud, material and intentional misrepresentations and misapplication of funds. Defaults under the joint venture debt do not trigger cross-defaults under any Chatham debt.

Dividend

Chatham paid 2020 dividends of $0.22 per common share during the first quarter and has suspended its monthly dividend. Although not expected, any dividend required for Chatham to maintain its REIT status for 2021 will be declared in the 2021 fourth quarter and paid in January 2022. Pursuant to its amended credit facility, any dividends paid would include a cash component no greater than the minimum percentage allowed under the Internal Revenue Code.

2021 Guidance

Due to uncertainty surrounding the impact of the pandemic on the hotel industry, the company is not providing guidance.

Earnings Call

The company will hold its fourth quarter 2020 conference call later today at 2:00 p.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59

p.m. ET on Wednesday, March 3, 2021, by dialing 1-844-512-2921, reference number 13715318. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. At December, 31, 2020, the company owns interests in 85 hotels totaling 11,848 rooms/suites, comprised of 39 properties it wholly owns with an aggregate of 5,900 rooms/suites in 15 states and the District of Columbia and a minority investment in the Innkeepers joint ventures that owns 46 hotels with an aggregate of 5,948 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (5) EBITDAre (6) Adjusted EBITDA and (7) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the NAREIT definition.

The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in NAREIT’s definition of FFO, including other charges, losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes EBITDA is useful to investors in evaluating and facilitating comparisons of its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company calculates EBITDAre in accordance with NAREIT guidelines, which defines EBITDAre as net income or loss excluding interest expense, income tax expense, depreciation and amortization expense, gains or losses from sales of real estate, impairment, and adjustments for unconsolidated joint ventures. We believe that the presentation of EBITDAre provides useful information to investors regarding the Company's operating performance and can facilitate comparisons of operating performance between periods and between REITs.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including other charges, losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;
•FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;
•EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;
•Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;

•Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and
•Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include those with regard to the potential future impact of the COVID-19 pandemic, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include information about possible or assumed future results of the lodging industry and our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. These statements generally are characterized by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. Important factors that we think could cause our actual results to differ materially from expected results are summarized below.

One of the most significant factors, however, is the ongoing impact of the current outbreak of the COVID-19 pandemic on the United States, regional and global economies, the broader financial markets, our customers and employees, governmental responses thereto and the operation changes we have and may implement in response thereto. The current outbreak of the COVID-19 pandemic has also impacted, and is likely to continue to impact, directly or indirectly, many of the other important factors below. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In particular, it is difficult to fully assess the impact of the COVID-19 pandemic at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally and the effectiveness of federal, state and local governments' efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity.

Other risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a Fourth-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC; inaccuracies of our accounting estimates and the uncertainty and economic impact of pandemics, epidemics or other public health emergencies of fear of such events, such as the recent COVID-19 pandemic. Given these uncertainties, undue reliance should not be placed on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events. The forward-looking statements should also be read in light of the risk factors identified in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as updated by the Company's subsequent filings with the SEC under the Exchange Act.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019

Assets:
Investment in hotel properties, net	$1,265,174	$1,347,116
Investment in hotel properties under development	43,651	20,496
Cash and cash equivalents	21,124	6,620
Restricted cash	10,329	13,562
Investment in unconsolidated real estate entities	—	17,969
Right of use asset, net	20,641	21,270
Hotel receivables (net of allowance for doubtful accounts of $248 and $451, respectively)	1,688	4,626
Deferred costs, net	5,384	4,271
Prepaid expenses and other assets	2,266	2,615
Deferred tax asset, net	—	29
Total assets	$1,370,257	$1,438,574
Liabilities and Equity:
Mortgage debt, net	$460,145	$495,465
Revolving credit facility	135,300	90,000
Construction loan	13,325	—
Accounts payable and accrued expenses	25,374	33,012
Distributions and losses in excess of investments in unconsolidated real estate entities	19,951	15,214
Lease liability, net	23,233	23,717
Distributions payable	469	6,142
Total liabilities	677,797	663,550
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at December 31, 2020 and 2019	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 46,973,473 and 46,928,445 shares issued and outstanding at December 31, 2020 and 2019, respectively	470	469
Additional paid-in capital	906,000	904,273
Accumulated deficit	(228,718)	(142,365)
Total shareholders’ equity	677,752	762,377
Noncontrolling Interests:
Noncontrolling Interest in Operating Partnership	14,708	12,647
Total equity	692,460	775,024
Total liabilities and equity	$1,370,257	$1,438,574

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the three months ended		For the years ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Room	$26,360	$66,735	$130,564	$296,267
Food and beverage	301	2,426	2,718	9,824
Other	2,029	4,092	7,589	16,567
Reimbursable costs from unconsolidated real estate entities	875	1,445	4,045	5,670
Total revenue	29,565	74,698	144,916	328,328
Expenses:
Hotel operating expenses:
Room	7,069	16,040	31,883	65,270
Food and beverage	254	2,134	2,456	8,396
Telephone	378	386	1,451	1,638
Other hotel operating	326	1,000	1,629	4,039
General and administrative	4,187	6,535	16,733	25,641
Franchise and marketing fees	2,375	5,788	11,608	25,850
Advertising and promotions	772	1,541	3,983	6,043
Utilities	2,259	2,559	9,229	10,867
Repairs and maintenance	2,448	3,642	9,799	14,321
Management fees	1,125	2,436	5,289	10,822
Insurance	357	327	1,438	1,364
Total hotel operating expenses	21,550	42,388	95,498	174,251
Depreciation and amortization	13,522	12,811	53,871	51,505
Impairment loss on investment in unconsolidated real estate entities	—	—	15,282	—
Property taxes, ground rent and insurance	4,879	6,053	23,040	24,717
General and administrative	3,353	3,465	11,564	14,077
Other charges	1,601	1,090	4,385	1,441
Reimbursable costs from unconsolidated real estate entities	875	1,445	4,045	5,670
Total operating expenses	45,780	67,252	207,685	271,661
Operating (loss) income before gain (loss) on sale of hotel property	(16,215)	7,446	(62,769)	56,667
Gain (loss) on sale of hotel property	21,113	14	21,116	(3,282)
Operating (loss) income	4,898	7,460	(41,653)	53,385
Interest and other income	32	35	179	190
Interest expense net of amounts capitalized, including amortization of deferred fees	(7,010)	(6,868)	(28,122)	(28,247)
Loss from unconsolidated real estate entities	(1,325)	(2,998)	(7,424)	(6,448)
(Loss ) income before income tax expense	(3,405)	(2,371)	(77,020)	18,880
Income tax expense	—	—	—	—
Net (loss) income	(3,405)	(2,371)	(77,020)	18,880
Net (loss) income attributable to non-controlling interest	49	23	997	(177)
Net (loss) income attributable to common shareholders	$(3,356)	$(2,348)	$(76,023)	$18,703
(Loss) income per Common Share - Basic:
Net (loss) income attributable to common shareholders	$(0.07)	$(0.05)	$(1.62)	$0.39
(Loss) income per Common Share - Diluted:
Net (loss) income attributable to common shareholders	$(0.07)	$(0.05)	$(1.62)	$0.39
Weighted average number of common shares outstanding:
Basic	46,969,483	46,919,035	46,961,039	46,788,784
Diluted	46,969,483	47,220,671	46,961,039	47,023,280
Distributions per common share:	$—	$0.33	$0.22	$1.32

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the years ended
	December 31,		December 31,
	2020	2019	2020	2019
Funds From Operations (“FFO”):
Net (loss) income	$(3,405)	$(2,371)	$(77,020)	$18,880
(Gain) loss on sale of hotel property	(21,113)	(14)	(21,116)	3,282
(Gain) loss on the sale of assets within unconsolidated real estate entities	(1)	219	2	219
Depreciation	13,461	12,750	53,627	51,258
Impairment loss on investment in unconsolidated real estate entities	—	—	15,282	—
Impairment loss from unconsolidated real estate entities	—	859	1,388	4,197
Adjustments for unconsolidated real estate entity items	793	1,901	4,434	7,493
FFO attributed to common share and unit holders	(10,265)	13,344	(23,403)	85,329
Other charges	1,601	1,090	4,385	1,441
Adjustments for unconsolidated real estate entity items	4	913	9	1,028
Adjusted FFO attributed to common share and unit holders	$(8,660)	$15,347	$(19,009)	$87,798
Weighted average number of common shares and units
Basic	47,686,099	47,381,433	47,635,600	47,238,309
Diluted	47,686,099	47,683,069	47,635,600	47,472,805

	For the three months ended		For the years ended
	December 31,		December 31,
	2020	2019	2020	2019
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net (loss) income	$(3,405)	$(2,371)	$(77,020)	$18,880
Interest expense	7,010	6,868	28,122	28,247
Depreciation and amortization	13,522	12,811	53,871	51,505
Adjustments for unconsolidated real estate entity items	1,488	5,063	8,965	18,214
EBITDA	18,615	22,371	13,938	116,846
Impairment loss on investment in unconsolidated real estate entities	—	—	15,282	—
Impairment loss from unconsolidated real estate entities	—	859	1,388	4,197
(Gain) loss on sale of hotel property	(21,113)	(14)	(21,116)	3,282
(Gain) loss on the sale of assets within unconsolidated real estate entities	(1)	219	2	219
EBITDAre	(2,499)	23,435	9,494	124,544
Other charges	1,601	1,090	4,385	1,441
Adjustments for unconsolidated real estate entity items	4	164	9	293
Share based compensation	1,125	1,211	4,597	4,719
Adjusted EBITDA	$231	$25,900	$18,485	$130,997

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended		For the years ended
		December 31,		December 31,
		2020	2019	2020	2019

Net (loss) income		$(3,405)	$(2,371)	$(77,020)	$18,880
Add:	Interest expense	7,010	6,868	28,122	28,247
	Depreciation and amortization	13,522	12,811	53,871	51,505
	Corporate general and administrative	3,353	3,465	11,564	14,077
	Other charges	1,601	1,090	4,385	1,441
	Loss from unconsolidated real estate entities	1,325	2,998	7,424	6,448
	Impairment loss on investment in unconsolidated real estate entities	—	—	15,282	—
	Loss on sale of hotel property	—	—	—	3,282
Less:	Interest and other income	(34)	(35)	(179)	(190)
	Gain on sale of hotel property	(21,113)	(14)	(21,116)	—
	Adjusted Hotel EBITDA	$2,259	$24,812	$22,333	$123,690